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                        UNITED STATES                          OMB APPROVAL
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              SECURITIES AND EXCHANGE COMMISSION           OMB Number:
                                                           3235-0101
                    Washington, D.C. 20549                 Expires:
                                                           December 31, 2006
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                           FORM 144                            SEC USE ONLY
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                                                           DOCUMENT SEQUENCE NO.

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            NOTICE OF PROPOSED SALE OF SECURITIES          CUSIP NUMBER
    PURSUANT TO RULE 144 UNDER THE SECURITIES ACT OF 1933
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                                                           WORK LOCATION

ATTENTION: Transmit for filing 3 copies of this form concurrently with either placing an order with a broker to execute sale or executing a sale directly with a market maker.

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
1 (a) NAME OF ISSUER (Please type or print)                           (b) IRS IDENT. NO.     (c) S.E.C. FILE NO.
Federated Investors, Inc.                                             25-1111467
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1 (d) ADDRESS OF ISSUER             STREET                  CITY      STATE   ZIP CODE       (e) TELEPHONE NO.
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                                                                                             -----------------------
                              1001 Liberty Avenue         Pittsburgh    PA      15222          AREA CODE    NUMBER
                                                                                                412         288-1900
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2 (a) NAME OF PERSON FOR WHOSE ACCOUNT     (b) IRS     (c)            (d) ADDRESS  STREET  CITY   STATE  ZIP CODE
   THE SECURITIES ARE TO BE SOLD             IDENT.      RELATIONSHIP
                                             NO.         TO ISSUER
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John B. Fisher                                           Officer        c/o Federated Investors, Inc.
                                                                      Liberty Avenue     Pittsburgh PA      15222
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
   INSTRUCTION: The person filing this notice should contact the issuer to obtain the I.R.S. Identification Number and the S.E.C. File Number.

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
 3 (a)     (b)                                  SEC USE    (c)         (d)       (e)         (f)         (g)
 Title      Name and Address of Each Broker      ONLY      Number                Number                  Name of
 of the     Through Whom the Securities are                of          Aggregate of          Approximate Each
 Class       to be Offered or Each Market                  Shares      Market    Shares      Date of     Securities
 of           Maker who is Acquiring the                   or Other     Value    or Other      Sale      Exchange
 Securities           Securities                           Units To              Units
 To be                                                      Be Sold    (See      Outstanding (See        (See
  sold                                                                 instr.                instr.      instr.
                                                           (See         3(d))    (See          3(f))       3(g))
                                                           instr.                instr.      (MO. DAY
                                                             3(c))                 3(e))       YR.)
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                                              Broker-Dealer
                                              File Number
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
Class B     Citigroup                                        1,239     $48,222  106,618,256 03/07/2006     NYSE
Common      Attn:  George J. Orr, Director
  Stock     Special Equity Transaction Group
            390 Greenwich Street, 3rd Floor
            New York, NY  10013

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INSTRUCTIONS:                                             3. (a) Title of the class of securities to be sold
1  (a) Name of issuer                                        (b) Name and address of each broker through whom the
   (b) Issuer's I.R.S. Identification Number                     securities are intended to be sold
   (c) Issuer's S.E.C. file number, if any                   (c) Number of shares or other units to be sold (if
   (d) Issuer's address, including zip code                      debt securities, give the aggregate face amount)
   (e) Issuer's telephone number, including area             (d) Aggregate market value of the securities to be
       code                                                      sold as of a specified date within 10 days prior to
                                                                 the filing of this notice
2. (a) Name of person for whose account the                  (e) Number of shares or other units of the class
       securities are to be sold                                 outstanding, or if debt securities the face amount
   (b) Such person's I.R.S. identification                       thereof outstanding, as shown by the most recent
       number, if such person is an entity                       report or statement published by the issuer
   (c) Such person's relationship to the issuer              (f) Approximate date on which the securities are to be
       (e.g., officer, director, 10% stockholder, or             sold
       member of immediate family of any of the              (g) Name of each securities exchange, if any, on which
       foregoing)                                                the securities are intended to be sold
   (d) Such person's address, including zip code

       Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

                                                              SEC 1147 (01-04)
                       TABLE I -- SECURITIES TO BE SOLD
   Furnish the following information with respect to the acquisition of the securities to be sold
 and with respect to the payment of all or any part of the purchase price or other consideration therefor:
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
 Title    Date                                 Name of Person from Whom        Amount of
   of      you      Name of Acquisition                Acquired                Securities     Date     Nature of
 the                    Transaction            (If gift, also give date         Acquired       of       Payment
 Class    Acquired                                  donor acquired)
                                                                                              Payment
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
 Class             Restricted Stock Award      Federated Investors, Inc.         9,372        N/A   *  Award
 B        03/04/05                                                                                  reduced the
 Common                                                                                             amount of cash
 Stock                                                                                              bonus earned
                                                                                                    in 2004.








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INSTRUCTIONS:
1. If the securities were purchased and full payment therefor was not made in cash at the time of purchase, explain in the table or in a note thereto the nature of the consideration given. If the consideration consisted of any note or other obligation, or if payment was made in installments describe the arrangement and state when the note or other obligation was discharged in full or the last installment paid.


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             TABLE II -- SECURITIES SOLD DURING THE PAST 3 MONTHS
  Furnish the following information as to all securities of the issuer sold during the past 3 months by the person for whose account the securities are to be sold.
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-------------------------------------------------                                      Amount of
                                                     Title of Securities     Date                   Gross Proceeds
            Name and Address of Seller                       Sold            of Sale   Securities
                                                                                          Sold
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REMARKS:


INSTRUCTIONS:                                             ATTENTION:
See the definition of "person" in paragraph (a) of        The person for whose account the securities to which
Rule 144. Information is to be given not only as to       this notice relates are to be sold hereby represents by
the person for whose account the securities are to be     signing this notice that he does not know any material
sold but also as to all other persons included in that    adverse information in regard to the current and
definition. In addition, information shall be given as    prospective operations of the Issuer of the securities
to sales by all persons whose sales are required by       to be sold which has not been publicly disclosed.
paragraph (e) of Rule 144 to be aggregated with sales
for the account of the person filing this notice.

                3/3/2006                                                /s/John B. Fisher
             ---------------------------------                         --------------------------------
                      DATE OF NOTICE                                             (SIGNATURE)
The notice shall be signed by the person for whose account the securities are to be sold. At least one copy of the notice shall be manually signed.
                      Any copies not manually signed shall bear typed or printed signatures.
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  ATTENTION: Intentional misstatements or omission of facts constitute Federal Criminal Violations (See 18 U.S.C.
                                                       1001)
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                                                              SEC 1147 (01-04)
